                                                  Exhibit 99.1
       TYSON BOARD OF DIRECTORS APPROVES COMBINED FINANCIAL PROGRAM Springdale, AR (August 31, 1998) - Tyson Foods, Inc. (NYSE:TSN) announced today that on Friday its Board of Directors met and approved a program consistent with its July 27, 1998 restructuring announcement. The Company expects to complete the combined program, which includes restructuring of certain operations resulting in impairment write-downs of related assets and certain other charges (collectively the "Program") totaling $196 million during its fourth quarter ending October 3, 1998.

The Program was adopted in part to rationalize the Company's poultry production facilities following its recent acquisitions, including Hudson Foods, Inc. The Company has recently announced the closure of two poultry processing plants and has slated for closure or consolidation certain additional facilities. The Company also plans to close and sell other excess poultry assets including feedmills, an office facility and farms. Continued operation of certain of these processing facilities would require substantial capital expenditures to insure continued compliance with regulatory requirements. Further, the Company intends to continue the rationalization of its seafood assets, consisting mainly of fishing vessels. This rationalization may include divestiture, redeployment, and other possible business combinations, exploring all alternatives in an orderly fashion.

The Company will record Restructuring and Related Asset Impairment Charges in its fourth quarter totaling approximately $143 million. In addition the Company will incur other charges in the fourth quarter totaling approximately $53 million, $30 million of which is reserves for credit, inventory, currency and political risks in the Company's export business to Russia and Asia, both of which have been adversely affected by continuing economic problems.

The Company expects the Program to increase, when fully implemented, combined after-tax income $12 to $15 million annually. This increase is expected to be partially recognized during the Company's fiscal year ending October 2, 1999 and fully recognized in succeeding years.

The Program will require additional capital expenditures of approximately $21 million to fund facility upgrades, expansions and production consolidation costs. The anticipated three year net benefit to the Company's cash flow, including anticipated proceeds from the sale of certain assets identified for disposition, is approximately $130 million.

Leland Tollett, the Company's Chairman and Chief Executive Officer stated:
"This program will improve Tyson's operating performance and competitiveness. We are focusing on our core business to create long-term shareholder value and believe this restructuring program improves our ability to more cost-effectively serve the marketplace."

Tyson Foods, Inc. is the world's largest fully-integrated producer, processor and marketer of chicken and poultry-based food products.

This press release contains forward-looking statements based on management's current views and assumptions. Actual events may differ. Please refer to the "Cautionary Statements Relevant to Forward-Looking Information" on pages 11 and 12 of the Company's 1997 Annual Report on Form 10-K for a discussion of these matters.

For further information contact Louis Gottsponer, Tyson's Director of Investor Relations, at 501-290-4826.